Exhibit 4.2

NEW YORK CITY REIT, Inc.

CERTIFICATE OF NOTICE

THIS IS TO CERTIFY THAT:

FIRST: On January 9, 2023, the Board of Directors (the “Board”) of New York City REIT, Inc., a Maryland corporation (the “Company”), determined pursuant to Article VII, Section 7.4 of the charter of the Company (the “Charter”) that it is no longer in the best interests of the Company to continue to be qualified as a REIT. The restrictions on ownership and transfer of Shares set forth in Article V, Section 5.7 of the Charter shall no longer apply. Any capitalized term used but not otherwise defined herein shall have the meaning set forth in the Charter.

SECOND: The undersigned officer acknowledges this Certificate of Notice to be the corporate act of the Company and as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Company has caused this Certificate of Notice to be signed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Chief Financial Officer and Treasurer on this 18th day of January, 2023.

ATTEST:	NEW YORK CITY REIT, INC.

/s/ Christopher J. Masterson	By:	/s/ Edward M. Weil, Jr.
Name: Christopher J. Masterson	Name: Edward M. Weil, Jr.
Title: Chief Financial Officer and	Title: Chief Executive Officer and President
Treasurer